Exhibit 99.1
DISH Network Announces Debt Offering
ENGLEWOOD, Colo.—(BUSINESS WIRE)—September 24, 2009—DISH Network Corporation (NASDAQ: DISH) today announced that its subsidiary, DISH DBS Corporation, plans to offer approximately $300 million aggregate principal amount of debt securities. The net proceeds of the offering are intended to be used for general corporate purposes.
The notes will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and in offshore transactions in accordance with Regulation S under the Securities Act. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer solicitation or sale would be unlawful.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly report on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.
About DISH Network
DISH Network Corporation (Nasdaq: DISH), the nation’s HD leader, provides approximately 13.610 million satellite TV customers as of June 30, 2009 with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the ViP((R)) 722 HD DVR, a CNET and PC Magazine “Editors’ Choice.” DISH Network is included in the Nasdaq-100 Index (NDX) and is a Fortune 250 company. Visit www.dishnetwork.com.
Contact:
Jason Kiser (Investor Relations), 303-723-2210, jason.kiser@dishnetwork.com